As filed with the Securities and Exchange Commission on June 8, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. H. Belo Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	38-3765318
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

A. H. Belo 2017 Incentive Compensation Plan

(Full Title of the Plan)

CHRISTINE E. LARKIN

Senior Vice President/General Counsel and Secretary

A. H. Belo Corporation

P. O. Box 224866

Dallas, Texas 75222-4866

(Name and Address of Agent for Service)

(214) 977-8222

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

VAN M. JOLAS

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

(214) 740-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(3)(4)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Series A Common Stock, $.01 par value(1)(3)(4) Series B Common Stock, $.01 par value(1)(3)(4)	An aggregate of 8,000,000 shares	$5.33	$42,640,000	$4,941.98

(1)	Shares of Series A Common Stock and Series B Common Stock are identical except that Series B shares are entitled to ten votes per share on all matters submitted to shareholders while Series A shares are entitled to one vote per share. Transferability of the Series B shares is limited to family members and affiliated entities of the holder. Series B shares are convertible at any time on a one-for-one basis into Series A shares, and upon a transfer other than as described above, Series B shares automatically convert into Series A shares. The amount registered includes shares of Series A Common Stock reserved for issuance solely upon conversion of the Series B shares registered hereby.
(2)	Estimated solely for the purpose of calculating the registration fee. This fee was calculated pursuant to Rule 457(h) and (i) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the shares of Series A Common Stock on the New York Stock Exchange on June 7, 2017.
(3)	This Registration Statement also covers an equal number of preferred share purchase rights issuable pursuant to the terms of a Rights Agreement dated as of January 11, 2008, between the Registrant and Mellon Investor Services LLC, as Rights Agent, or any successor plan thereto, which rights will be transferable only with related shares of Series A Common Stock and Series B Common Stock.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of common stock of the registrant as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”), and the introductory note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Act and the introductory note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by A. H. Belo Corporation (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superseded.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2017.

(2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 3, 2017.

(3) The Company’s Current Reports on Form 8-K, filed with the Commission on January 3, 2017, February 13, 2017, March 3, 2017, March 6, 2017, May 3, 2017 and May 12, 2017.

(4) The description of the Company’s Series A Common Stock included under the caption “Description of Capital Stock” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

(5) The description of the Company’s Series B Common Stock included under the caption “Description of Capital Stock” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

(6) The description of the Preferred Share Purchase Rights included under the captions “Description of Capital Stock” and “Certain Anti-Takeover Provisions—Shareholder Rights Agreement” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Members of the law firm of Locke Lord LLP, other than attorneys involved in the preparation of this Registration Statement, own or have an indirect interest in Common Stock of the Company, the fair market value of which exceeds $50,000.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director’s liability for (i) breaches of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director’s fiduciary duty of care.

The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

The Company’s Amended and Restated Bylaws provide for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law or other applicable law. The Amended and Restated Bylaws also provide specific authorization for the Company to purchase and maintain officers’ and directors’ liability insurance.

The Company has in force an officers’ and directors’ liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against liabilities. The effect of the policy is to indemnify such persons against losses incurred by them while acting in such capacities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits required by this item is set forth under the heading INDEX TO EXHIBITS on page II-6 of this Registration Statement.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Moroney III, Katy Murray and Christine E. Larkin, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of A. H. Belo Corporation (the “Company”) covering securities issued or issuable under or in connection with the A. H. Belo 2017 Incentive Compensation Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of June, 2017.

A. H. BELO CORPORATION

By:	/s/ James M. Moroney III
James M. Moroney III
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ James M. Moroney III James M. Moroney III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 8, 2017

/s/ John A. Beckert John A. Beckert	Director	June 8, 2017

/s/ Louis E. Caldera Louis E. Caldera	Director	June 8, 2017

/s/ Robert W. Decherd Robert W. Decherd	Director	June 8, 2017

/s/ Ronald D. McCray Ronald D. McCray	Director	June 8, 2017

/s/ Tyree B. Miller Tyree B. Miller	Director	June 8, 2017

/s/ John P. Puerner John P. Puerner	Director	June 8, 2017

/s/ Nicole G. Small Nicole G. Small	Director	June 8, 2017

/s/ Katy Murray Katy Murray	Senior Vice President/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10 dated January 18, 2008 (Securities and Exchange Commission File No. 001-33741) (the “Form 10”))

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company dated January 11, 2008 (Exhibit 3.2 to Post-Effective Amendment No. 1 to the Form 10 dated January 31, 2008 (Securities and Exchange Commission File No. 001-33741))

4.3	Amended and Restated Bylaws of the Company, effective December 11, 2014 (Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2014 (Securities and Exchange Commission File No. 001-33741)).

4.4	Specimen Form of Certificate representing shares of the Company’s Series A Common Stock (Exhibit 4.2 to the Form 10)

4.5	Specimen Form of Certificate representing shares of the Company’s Series B Common Stock (Exhibit 4.3 to the Form 10)

4.6	Rights Agreement dated as of January 11, 2008, between the Company and Mellon Investor Services LLC (Exhibit 4.4 to the Form 10)

5.1*	Opinion of Richards, Layton & Finger, P.A.

23.1*	Consent of KPMG LLP

23.2*	Consent of Moss Adams LLP

23.3*	Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.1)

24*	Power of Attorney (set forth on page II-4 hereof)

99.1*	A. H. Belo 2017 Incentive Compensation Plan.

*	Filed herewith.